Conformed Copy

Exhibit 10.44

FOURTH AMENDMENT TO INTERACTIVE SERVICES AGREEMENT

     This Fourth Amendment to Interactive Services Agreement (this “Fourth Amendment”), dated as of June 21, 2005 (the “Fourth Amendment Effective Date”) is made by and between WebMD Corporation, a Delaware corporation, with offices at 669 River Drive, River Drive Center 11, Elmwood Park, New Jersey 07407 (“WebMD”), and America Online, Inc. (“AOL”), a Delaware corporation with offices at 22000 AOL Way, Dulles, VA 20166, (each a “Party” and together, the “Parties”). Capitalized terms not otherwise defined in this Fourth Amendment shall be as defined in the Interactive Services Agreement by and between the Parties, dated as of May 9, 2001, as amended (the “Agreement”). The Parties desire to amend the Agreement as set forth herein.

TERMS

1.	Renewal Term. The Parties acknowledge and agree that, unless earlier terminated pursuant to the terms of the Agreement, the Renewal Term shall expire at 11:59 p.m. Eastern time on April 30, 2007. The Parties acknowledge and agree that the first year of the Renewal Term shall be from May 9, 2004 through and including April 30, 2005, the second year of the Renewal Term shall be from May 1, 2005 through and including April 30, 2006, and the third year of the Renewal Term shall be from May 1, 2006 through and including April 30, 2007 (each, a “Renewal Term Year”).

2.	Revenue Sharing. Notwithstanding the provisions of Section 6.2.2, the Parties acknowledge and agree that during the Renewal Term, the Parties shall share revenues as follows:

(a)	The Parties shall share Aggregate Revenues (defined in Section 5.2.1). The term “Adjusted Aggregate Revenues” and the last sentence of Section 6.2.2 shall no longer apply.

(b)	The first fifteen million dollars ($15,000,000) of Aggregate Revenues generated during each Renewal Term Year will be shared twenty percent (20%) to AOL and eighty percent (80%) to WebMD. AOL shall retain one hundred percent (100%) of Aggregate Revenues from $15,000,001 to $20,000,000 generated during each Renewal Term Year. Aggregate Revenues of more than twenty million dollars ($20,000,000) generated during each Renewal Term Year shall be shared forty percent (40%) to AOL and sixty percent (60%) to WebMD.

(c)	Notwithstanding the foregoing Section 2(b), WebMD shall be paid a minimum of twelve million dollars ($12,000,000) by AOL with respect to each Renewal Term Year. In the event that with respect to a Renewal Term Year, WebMD’s share of Aggregate Revenues for such Renewal Term Year, together with any additional share of health-related revenues on the AOL Network paid to WebMD by AOL as the Parties may mutually agree for such Renewal Term Year (hereinafter referred to as “WebMD’s Additional Share of Revenues”), do not equal at least twelve million dollars ($12,000,000), AOL will pay to WebMD the difference between (i) twelve million dollars ($12,000,000) and (ii) WebMD’s share of Aggregate Revenues for

“WebMD’s Additional Share of Revenues”), do not equal at least twelve million dollars ($12,000,000), AOL will pay to WebMD the difference between (i) twelve million dollars ($12,000,000) and (ii) WebMD’s share of Aggregate Revenues for such Renewal Term Year plus WebMD’s Additional Share of Revenues, if any, for such Renewal Term Year. Such difference shall be paid by AOL no later than the June 30 date immediately following the end of such Renewal Term Year.

3.	First Renewal Term Year Revenue Share. The Parties acknowledge and agree that for the first Renewal Term Year, the Parties have shared revenue as shown on Schedule 1 attached hereto. WebMD hereby certifies that Schedule 1 includes all Aggregate Revenues (defined in Section 5.2.1) accrued during the first Renewal Term Year.

4.	Reporting. The Parties shall provide in a timely manner all reporting necessary, pursuant to Section 5.2.2 of the Agreement, to ensure that AOL can provide a final report for each Renewal Term Year no later than May 15 of such year. WebMD shall provide a certification with its reporting at the end of each Renewal Term year certifying that such reporting includes all Aggregate Revenues for such Renewal Term Year.

5.	Order of Precedence. This Fourth Amendment is supplementary to and modifies the Agreement. The terms of this Fourth Amendment supersede provisions in the Agreement only to the extent that the terms of this Fourth Amendment and the Agreement expressly conflict. However, nothing in this Fourth Amendment should be interpreted as invalidating the Agreement, and provisions of the Agreement will continue to govern relations between the parties insofar as they do not expressly conflict with this Fourth Amendment.

6.	Counterparts; Facsimile. This Fourth Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. This Fourth Amendment, and amendments and modifications hereof, may be executed by facsimile.

          IN WITNESS WHEREOF, authorized officers of the Parties have executed this Fourth Amendment as of the date first set forth above.

AMERICA ONLINE, INC.	WEBMD CORPORATION

By: /s/ Jeff Barkeff	By: /s/ David Schlanger

Print Name: Jeff Barkeff	Print Name: David Schlanger

Title: Executive Vice President	Title: Executive Vice President

Date: 6/23/05	Date: 6/23/05

Schedule 1

	Revenue		WebMD
	Share		Revenue
	Payment		Share
	from AOL		Retained	Total	Guarantee	Delta
May-04 (1)	72,472	[1]	229,076	301,547	1,000,000	698,453
Jun-04	75,253		396,076	471,329	1,000,000	528,671
Jul-04	76,474		430,895	507,369	1,000,000	492,631
Aug-04	52,582		435,569	488,151	1,000,000	511,849
Sep-04	42,438		416,837	459,275	1,000,000	540,725
Oct-04	63,593		455,597	519,190	1,000,000	480,810
Nov-04	79,014		459,590	538,604	1,000,000	461,396
Dec-04	64,535		612,366	676,901	1,000,000	323,099
Jan-05	108,008		484,471	592,479	1,000,000	407,521
Feb-05	62,946		512,655	575,601	1,000,000	424,399
Mar-05	77,782		520,574	598,356	1,000,000	401,644
Apr-05	30,943		435,356	466,299	1,000,000	533,701

	806,040		5,389,063	6,195,102	12,000,000	5,804,898

(1)	Contract effective May 9, 2004; accordingly, represents pro-rata share for May-04 23/31 days